INVESTMENT AND ROYALTY AGREEMENT

This Investment and Royalty Agreement (the "**Agreement**") is entered into as of this 12th day of March, 2018 (the "**Effective Date**"), by and between Aeon Funds, LLC, a Delaware Limited Liability Company (the "**Investor**") that is an affiliate of The Aeon Group, Inc., a Florida corporation, on the one hand, and EWSD I, LLC, a Delaware limited liability company that does business as SHI Farms (the "**Company**") and is a wholly-owned subsidiary of Notis Global, Inc., a Nevada corporation ("**Notis**"), on the other hand.

In consideration of these presents and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Investment Agreement. Subject to the terms and conditions hereinafter set forth, the Investor agrees to tender to the Company the "Investment" as defined and provided for in Section 1.1, below.

1.1 Amount and Nature of the Investment. The Investor shall use its best efforts to make an investment in the Company in an amount of up to One Million Dollars ($1,000,000) (the "**Investment**"). Although for accounting purposes the Company will account for and characterize the Investment as a debt of the Company, the Investment is not intended to be a loan to the Company in the traditional sense, as the Investor's return, if any, on its Investment (the "**Investor's Return**") shall be solely as set forth herein. Further, the Investment shall not constitute, nor be deemed to constitute, the Investor's contribution to a partnership or joint venture with the Company, as no such vehicle exists or shall be deemed to exist in connection with the transactions contemplated hereby. Finally, the Investment shall not constitute, nor be deemed to constitute, consideration for the purchase of any capital stock of the Company or of Notis. Rather, the Investor's Return, if any, shall be accomplished through its receipt of continuing periodic payments as a percentage of the Company's Gross Sales (as hereinafter defined) of the 2018-2019 Crop (as hereinafter defined), to be made by the Company as defined and provided for in Section 2, below (the "**Royalties**").

1.2 Timing of the Investment. Not later than March 16, 2018 (the "**Initial Closing Date**"), the Investor shall use its best efforts to tender to the Company (by wire transfer to an account to be specified by the Company) not less than Three Hundred Thousand Dollars ($300,000) of the Investment. Not later than April 30, 2018 (the "**Final Closing Date**"), the Investor shall tender to the Company (by wire transfer to an account to be specified by the Company) the balance of the Investment (*e.g.*, up to Seven Hundred Thousand Dollars ($700,000)). The Investor may extend the Final Closing Date until May 31, 2018, in its sole and absolute discretion; *provided, however,* that no such extension shall be valid unless the Investor had provided to the Company written notice of such extension of the Final Closing Date no later than April 20, 2018.

1.3 Purpose and Use of the Investment. The Company shall use the Investment for the purposes of growing and harvesting one hundred acres of industrial hemp ("**Industrial Hemp**") at its farm in Pueblo, Colorado from March 1, 2018 through November 30, 2019 (the "**2018-2019 Crop**"), and, thereafter, processing, and marketing the products resulting therefrom.

2. Royalties. The Investor's Return in respect of the Investment shall be solely derived from the Company's payment to the Investor of the Royalties as set forth in this Section 2.

2.1 Computation of Royalties. Subject to Section 6, below, the Company shall pay Royalties to the Investor in an amount equal to fifty percent (50%) of the Company's Gross Sales of the 2018-2019 Crop until the Investor has received Royalties in an amount equivalent to the amount

of the Investment. After the Investor has received Royalties in such amount and until such time as Gross Sales of the 2018-2019 Crop have equaled Ten Million Dollars ($10,000,000), the Company shall reduce the percentage rate of payment of Royalties to the Investor to an amount equal to twenty percent (20%) of Gross Sales of the 2018-2019 Crop. Thereafter, the Company shall pay Royalties to the Investor in an amount equal to ten percent (10%) of the Company's Gross Sales of the 2018-2019 Crop.

2.2 Payment Schedule. On the fifteenth (15th) calendar day after the end of each calendar month (each, an "**Estimate Month**") from and after the Effective Date through and including the calendar month that includes the Expiration Date (as that term is defined hereinbelow) and based upon the Company's good-faith, best estimate as of that date of the Gross Sales of the 2018-2019 Crop for the Estimate Month, the Company shall pay "**Estimated Royalties**" to the Investor. Within forty-five (45) calendar days after the end of each calendar quarter (each, a "**Calculated Quarter**") that included an Estimate Month, the Company shall calculate the actual amount of Royalties that the Company should have paid to the Investor during such Calculated Quarter (the "**Calculated Royalties**") and shall promptly provide notice of the amount thereof to the Investor. Concurrently with the Company's payment to the Investor of Estimated Royalties, if any, during the second month of the calendar quarter that immediately followed such Calculated Quarter, the Company shall make an appropriate adjustment in the Estimated Royalties, if any, to be paid by the Company to the Investor during such calendar month to account for any difference between the amount of Estimated Royalties that the Company actually paid to the Investor during such Calculated Quarter and the amount of the Calculated Royalties that the Company should have paid to the Investor during such Calculated Quarter. The Company shall continue to pay Royalties to the Investor until all of the Industrial Hemp from the 2018-2019 Crop has been sold and all sales dollars therefrom have been received by the Company (such final payment date, the "**Expiration Date**" of this Agreement). "**Business Day**" shall mean any day of the year that banks are not required or authorized to close in the State of Colorado.

2.3 Segregated Account. The Company shall initially deposit all of the Gross Sales into a segregated account at a mutually agreed upon financial institution, in respect of which the Company and the Investor shall have joint, but not several, signatory authority. Under no circumstances shall the Company commingle the Gross Sales with any other funds of the Company. The Gross Sales held in such account shall be distributed to the Investor in accordance with Section 2.2, above, with the balance to be remitted to the Company.

2.4 Definition of Gross Sales. As used in this Agreement, the term "Gross Sales" shall mean the actual, and not merely accrued, revenues received by the Company that result from all sales made by the Company of Industrial Hemp from the 2018-2019 Crop, net of all taxes related thereto (with the exceptions of real property taxes related to the farm on which the Industrial Hemp was grown and of income taxes of the Company), discounts, credits, promotional charges or fees, returns, and charge-backs.

3. Right of First Negotiation with respect to Additional Financing. In the event that the Company intends, at any time and from time to time, for a period of five (5) years from and after the Effective Date, to seek to obtain additional financing (whether debt, equity, or otherwise) in connection with future crops of the Company (including growing, harvesting, processing, extraction, and marketing thereof) (each, an "**Additional Financing**"), the Company shall provide to the Investor written notice (the "**Financing Notice**") of such intention prior to engaging in any discussions with any third party with respect thereto. Such Financing Notice Shall include the proposed terms of such Additional Financing. The Investor shall have two (2) Business Days

following receipt of the Financing Notice to provide the Company with written notice that it desires to enter into good faith negotiations with the Company regarding the Investor's providing the Additional Financing. If the Investor does not provide such written notice, the Company shall be free to negotiate and enter into an Additional Financing with one or more third parties. If the Investor provides such written notice, the Company shall negotiate exclusively, reasonably, and in good faith with the Investor concerning the terms of the Additional Financing for a period of thirty (30) calendar days. In the event the Parties have not executed a binding term sheet for such Additional Financing within such 30 calendar-day period, the Company shall then have a 180 calendar-day period during which the Company may pursue, negotiate, document, and consummate an Additional Financing with one or more third parties on any terms, whether or not more favorable, without first coming back to the Investor.

4. Issuance of Common Stock. In connection with the transactions contemplated by this Agreement and at the request of the Investor and as an accommodation to the Company and subject to Section 6, below, Notis hereby agrees that, at such time as it becomes legally permitted under federal and state securities laws to issue shares of its common stock (the "**Issuance Date**"), it shall issue to the Investor that number of shares of its common stock as is then equivalent to One Hundred Thousand Dollars ($100,000) (the "**Shares**"). The number of Shares shall be calculated as of the Issuance Date, based upon the 10-Business Day trailing VWAP of the Company's common stock.

5. Representations and Warranties. Each party represents and warrants that:

5.1 Existence; Authorization. Such party is an entity duly organized, validly existing, and in good standing under the laws of the state in which each was organized, is empowered to transact the business in which it is engaged, and has full power and authority to enter into, execute, and deliver this Agreement and all other documents to be executed and delivered as a part of the transactions contemplated hereby (collectively referred to herein as the "**Royalty Documents**"), all of which have been duly authorized by all property and necessary action of the Company, and to effectuate the transactions contemplated by this Agreement.

5.2 Validity of Agreement. The Royalty Documents constitute legal, valid, and binding obligations of each party, enforceable in accordance with their respective terms.

6. Partial Investment. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Investor shall not have tendered all of the Investment on or before April 30, 2018 (or, May 31, 2018, if extended in the manner set forth in Section 1.2, above), then each of the percentage numbers in respect of the Royalties to be paid by the Company to the Investor, as set forth in Section 2.1, above, shall be reduced to a number that is a pro rata percentage number. By way of example, if the aggregate Investment shall have been $900,000, then (i) the 50% Royalties percentage shall be reduced to 45%, (ii) the 20% Royalties percentage shall be reduced to 18%, and (iii) the 10% Royalties percentage shall be reduced to 9%. Further, in the event that the above-referenced percentage numbers in respect of the Royalties are reduced, then the number of shares of Notis' common stock to be issued to the Investor shall also be reduced on a pro rata basis. By way of example, if the aggregate Investment shall have been $900,000, then the equivalent value of the shares to be issued shall be reduced by 10% to $90,000. Finally, the right granted by the Company to the Investor in Section 3, above, shall be void *ab initio*.

7. Termination. This Agreement shall terminate upon the Expiration Date, subject to the payment to the Investor of all Royalties due and owing under Section 2, above, and the performance by the Company and Notis of all other obligations contained herein.

8. Miscellaneous. It is further agreed as follows:

8.1 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections shall, unless otherwise provided, refer to sections hereof.

8.2 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and their respective successors and assigns, any legal or equitable rights hereunder.

8.3 Amendment; Modification; Waiver and Termination. This Agreement may be amended, modified, or terminated (other than pursuant to Section 6, above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company and the Investor and, if relevant, Notis. Any amendment, modification, wavier, or termination so effected shall be binding upon the Company, the Investor and, if relevant, Notis, and all of their respective successors and permitted assigns, whether or not such party or assignee entered into or approved such amendment, modification, waiver, or termination. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision.

8.4 Dispute Resolution. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration in the City of Denver, Colorado, before one arbitrator. The petitioner shall initiate arbitration by service of a Demand for Arbitration upon the respondent. The arbitration shall be administered by JAMS in English and the JAMS Streamlined Procedures shall apply. Judgment on the award may be entered in any court having appropriate jurisdiction. Nothing set forth in this Section 8.4 shall preclude parties from (i) seeking remedies in aid of compelling arbitration from a court of competent jurisdiction located in the City of Denver, Colorado or (ii) applying for injunctive relief (or an equivalent type of urgent legal relief) in any court of competent jurisdiction located in the City of Denver, Colorado. Each party will bear its own initial costs for arbitration; however, the prevailing party shall be entitled to seek reimbursement of its arbitration expenses as a measure of costs. The prevailing party in arbitration shall also be entitled to reasonable attorneys' fees incurred in bringing and prosecuting or defending the arbitration, as well as enforcing any judgment, order, ruling, or award granted thereon. The arbitrator shall render a written decision, including the factual basis for such decision. The provisions of this paragraph shall survive any termination of this Agreement.

8.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail, or otherwise delivered by hand, messenger, or courier service addressed:

To the Company:	EWSD I, LLC 214 39TH Lane Pueblo, Co 81006 Attn.: Ned L. Siegel E-mail: nedsiegel@thesiegelgroupusa.com

With a copy to (which shall not constitute notice):	Baker Hostetler LLP 600 Anton Boulevard, Suite 900 Costa Mesa, California 92626-7221 Attn: Randolf W. Katz E-mail: rwkatz@bakerlaw.com Facsimile No: 714-966-8802
To Notis:	Notis Global, Inc. 1715 Highway 35, Suite 101 Middletown, New Jersey 07748 Attn.: Ned L. Siegel E-mail: nsiegel@thesiegelgroupusa.com
With a copy to (which shall not constitute notice):	Baker Hostetler LLP 600 Anton Boulevard, Suite 900 Costa Mesa, California 92626-7221 Attn: Randolf W. Katz E-mail: rwkatz@bakerlaw.com Facsimile No: 714-966-8802
To the Investor:	Aeon Funds, LLC 1715 Hwy 35, Ste 101 Middletown, NJ 07748 Attn: Demetrios Mallios E-mail: dmallios@aeonfund.com Facsimile No: 732-796-6927
With a copy to (which shall not constitute notice):	Aguilar Legal and Business Consulting The Colombo Building 21 Columbus Avenue, Room 225 San Francisco, California 94111 Attn: Christopher Aguilar E-mail: chris@agslaw.com Facsimile No: 415-723-7165

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-Business-day delivery, one Business Day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five calendar days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient's next Business Day. In the event of any conflict between the Company's books and records and this Agreement or any notice delivered hereunder, the Company's books and records will control, absent fraud or error.

8.6 Agreement Not a Partnership. Nothing in this Agreement shall be construed to constitute the Investor as joint venturer with the Company or to constitute a partnership between the

Investor and the Company. The Investor shall have no direction or control over the operations of the Company.

8.7 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

8.8 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall be assignable, transferable, delegable or sublicensed by the Investor without the prior written consent of the Company. Investor shall notify the Company of any assignment, transfer, delegation, or sublicense.

8.9 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

8.10 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. Such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in this Agreement.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

8.12 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Colorado regardless of the laws that might otherwise govern under applicable principles of conflict law.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NOTIS GLOBAL, INC.

By: ______________________
Ned L. Siegel
Executive Chairman

EWSD I, LLC

By: ______________________
Ned L. Siegel
Executive Chairman

Only as to its obligations set forth in Section 4 hereof and any sections related thereto:

AEON FUNDS, LLC

By: Brendan C. Rempel
Name: BRENDAN C. REMPEL
Title: PARTNER